ARTICLES OF AMENDMENT

                          FIRST MARYLAND BANCORP


     FIRST MARYLAND BANCORP, a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation (the "Department") as follows:

     FIRST: On December 10, 1993, the Department accepted for record Articles Supplementary, dated December 9, 1993 (the
"Articles Supplementary") to the Articles of Incorporation, as amended (the "Charter"), of the Corporation.

     SECOND: The Charter of the Corporation is hereby further amended by modifying Article SECOND, Clause (v) of the Articles
Supplementary as follows:

     (a) The existing first paragraph of Clause (v) is deleted in its entirety and the following inserted in lieu thereof"

          "Voting Rights. The holders of the Series A Preferred Stock shall have the voting rights specified in this clause (v) and such other voting rights as may be specified under applicable law. For purposes of this clause (v) and in any case where the holders of the Series A Preferred Stock are entitled to vote upon any matter, whether as a single class or together with any other class or classes of stock as a single class, each share of Series A Preferred Stock shall be entitled to one vote."

     (b) The heading of existing Clause (v)(b) is deleted and the following inserted in lieu thereof:

          "Voting Rights in Special Circumstances."

     (c) The existing first sentence of Clause (v)(c) is deleted and the following inserted in lieu thereof:

          "At any time when the power to elect directors vests in the holders of the Series A Preferred Stock and Parity Stock pursuant to clause (v)(a)hereof, an appropriate officer of the Corporation shall call a special meeting of the holders of the Series A Preferred Stock and such Parity Stock for the purpose of electing directors."

     (d)  The following new Clause (v)(d) is added following
Clause (v)(c):

          "(d) Other Voting Rights. In addition to the voting rights provided for in clauses (v)(a) and (v)(b) of this Article

SECOND, the holders of the Series A Preferred Stock shall have the right to vote, together with the holders of the Common Stock of the Corporation voting as a single class, on each matter submitted to a vote at a meeting of stockholders of the Corporation."

     THIRD: The foregoing amendment to the Charter of the Corporation (i) does not increase the authorized stock of the Corporation and (ii) was advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on October 31, 1995.

WITNESS:                           FIRST MARYLAND BANCORP


/s/ RONALD C. MCGUIRK              By: /s/ FRANK P. BRAMBLE
_____________________              ___________________________

Secretary                          Frank P. Bramble, President
                                   and Chief Executive Officer


     The Undersigned, President and Chief Executive Officer of First Maryland Bancorp, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the act of said Corporation and hereby certifies under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true and correct in all material respects.

                                   /s/ FRANK P. BRAMBLE
                                   ___________________________

                                   Frank P. Bramble, President
                                   and Chief Executive Officer









                           ARTICLES OF AMENDMENT

                          FIRST MARYLAND BANCORP


     FIRST MARYLAND BANCORP, a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation (the "Department") as follows:

     FIRST: The Articles of Incorporation, as amended, of the Corporation (the "Charter") are hereby amended by deleting the existing clause (a) of Article FIFTH of the Charter and by inserting in lieu thereof the following new clause(a):

          "(a) The total number of shares of capital stock of all classes that the Corporation is authorized to issue is 609 million shares, divided into the following classes: 600,000,000 shares of common stock, par value $1/7 per share; 6,900,000 shares of 7.875% Noncumulative Preferred Stock, Series A, par value $5.00 per share; and 2,100,000 shares of Preferred Stock, Series A, par value $5.00 per share. The aggregate par value of all shares of all classes of capital stock of the Corporation is $130,714,286. The Board of Directors may classify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemptions of such shares of stock.

          All references in these Articles of Incorporation to the "Common Stock" of the Corporation shall be to the Common
Stock as from time to time amended."

     SECOND: (a) As of immediately before the amendment set forth herein, the total number of shares of capital stock of all classes that the Corporation is authorized to issue is 50,000,000 shares, divided into the following classes: 41,000,000 shares of common stock, par value $5.00 per share; 6,900,000 shares of 7.875% Noncumulative Preferred Stock, Series A, par value $5.00 per share; and 2,100,000 shares of Preferred Stock, Series A, par value $5.00 per share. The aggregate par value of all shares of all classes of capital stock of the Corporation is $250,000,000.

     (b) As amended as set forth herein, the total number of shares of capital stock of all classes that the Corporation is authorized to issue is 609,000,000 shares, divided into the following classes: 600,000,000 shares of common stock, par value $1/7 per share; 6,900,000 shares of 7.875% Noncumulative Preferred Stock, Series A, par value $5.00 per share; and 2,100,000 shares of Preferred Stock, Series A, par value $5.00 per share. The aggregate par value of all shares of all classes of capital stock of the Corporation is $130,714,286.

     (c) The information required by Section 2-607(b)(2)(i) of the Corporations and Associations Article of the Annotated Code of Maryland has not been changed by these Articles of Amendment.

     THIRD:  The Charter is further amended by deleting Article
SEVENTH, paragraph (9) in its entirety and by renumbering current paragraph (10) of Article SEVENTH as paragraph (9)

     FOURTH: The foregoing amendments to the Charter were advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on October 5, 1995.

WITNESS:                           FIRST MARYLAND BANCORP


/s/ RONALD C. MCGUIRK             By:  /s/ FRANK P. BRAMBLE
_____________________             ___________________________

Secretary                         Frank P. Bramble, President
                                  and Chief Executive Officer


     The Undersigned, President and Chief Executive Officer of First Maryland Bancorp, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the act of said Corporation and hereby certifies under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true and correct in all material respects.

                                  /s/ FRANK P. BRAMBLE

                                  _______________________________

                                  Frank P. Bramble, President and
                                  Chief Executive Officer

                          FIRST MARYLAND BANCORP

                          Articles Supplementary

                          Series Preferred Stock
                                   and
              7.875% Noncumulative Preferred Stock, Series A


     First Maryland Bancorp, a Maryland Corporation, having its principal office in Baltimore City, Maryland (the Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that

     FIRST:    Pursuant to authority expressly vested in the
Board of Directors of the Corporation by Article FIFTH of the Charter of the Corporation, the Board of Directors has duly divided and classified (i) 9,000,000 shares of the Common Stock of the Corporation into a class designated Preferred Stock, Series A and has provided for the issuance of such class and (ii) 6,900,000 shares of the Preferred Stock of the Corporation into a Series designated 7.875% Noncumulative Preferred Stock, Series A and has provided for the issuance of such series

     SECOND:   The terms of the 7.875% Noncumulative Preferred
Stock, Series A are as follows

     (i) Designation and Amount. The designation of the Series of the Preferred Stock described in clause (ii) of Article FIRST hereof shall be "7.875% Noncumulative Preferred Stock, Series A" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 6,900,000.

     (ii) Dividends. (a) Rate. The holders of record of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, an initial noncumulative quarterly dividend from the date of original issue thereof to and including January 31, 1994 (the "Initial Dividend Period") and for each Dividend Period (as defined below) thereafter, quarterly noncumulative dividends at the quarterly rate of $.4925 per share ($1.97 per annum), calculated on the basis of a 360-day year of 12, 30-day months, accruing on a daily basis, payable in arrears on January 31, April 30, July 31, and October 31 (a "Dividend Payment Date"), in each year, commencing on January 31, 1994. The interval beginning on the most recent Dividend Payment Date and ending on the day immediately prior to the next succeeding Dividend Payment Date is referred to as the "Dividend
Period." Dividends will be payable to the holders of record on the l5th day (whether or not a business day in Baltimore, Maryland and New York, New York) preceding the related Dividend Payment Date.

         (b) Rank. etc. The Series A Preferred Stock shall rank on a parity with the Corporation's Preferred Stock, if and when such Preferred Stock (or any other class or series of preferred stock by its terms ranking on a parity with the Series A Preferred Stock as to dividends and upon liquidation) is duly classified and so designated by the Board of Directors, as to dividends and upon liquidation ("Parity Stock").

          So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not declare or pay any dividend on the Common Stock, $5.00 par value (the "Common Stock"), of the Corporation or on any other class of Stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation (the Common Stock and any such junior class being referred to as the junior Stock") (other than in shares of Junior Stock or rights to purchase or acquire Junior Stock) and neither the Company nor any of its subsidiaries will purchase or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of, any Junior Stock or make any distribution in respect thereof, in each case either directly or indirectly and whether in cash or property or in obligations or shares of the Corporation, unless and until such time as dividends on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) for three consecutive Dividend Periods (including the then-current Dividend Period) or, in the event there have been fewer than three full Dividend Periods, for each Dividend Period since the date of original issuance of the Series A Preferred Stock.

          So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not purchase or redeem any shares of Series A Preferred Stock or Parity Stock (except by conversion into or exchange for Junior Stock) unless and until such time as dividends on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof is net apart for such payment) for three consecutive Dividend Periods (including the then-current Dividend Period) or, in the event there have been fewer than three full Dividend Periods, for each Dividend Period since the date of original issuance of the Series A Preferred Stock, or unless all Series A Preferred Stock and Parity Stock then outstanding is so purchased or redeemed; provided, however, that this provision shall not be deemed to prohibit the purchase or requisition of Series A Preferred Stock or Parity Stock pursuant to a purchase or exchange offer or offers made on the same terms to all holders of the Series A Preferred Stock.

          So long as any shares of Series A Preferred Stock are outstanding and dividends on such shares of Series A Preferred Stock have not been paid in full for the then-current Dividend Period, no dividends shall be declared or paid by the Corporation upon Parity Stock for such current Dividend Period; provided, that a dividend may be declared and paid with respect to all Series A Preferred Stock and Parity Stock then outstanding if the amounts of any dividends declared per share on the Series A Preferred Stock and the Parity Stock will in all cases bear to each other the same ratio that accrued dividends per share (without accumulation for any unpaid dividends for any prior Dividend Period, unless previously declared) on the Series A Preferred Stock and such Parity Stock bear to each other.

     (iii) Liquidation. (a) Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (any or all of such events, a "liquidation"), the holders of shares of Series A Preferred Stock then outstanding shall be entitled, pari passu as if members of a single class of securities with the holders of other Parity Stock, to be paid out of the assets of the Corporation, before any payment shall be made to the holders of the Junior Stock, an amount equal to $25 per share of such Series A Preferred Stock (the "Liquidation Value") plus an amount equal to any dividends (whether or not earned or declared) accrued and unpaid thereon through the date of final distribution (without accumulation of any unpaid dividends for any prior Dividend Period unless previously declared).

          (b) Insufficient Assets. If, upon any liquidation of the Corporation, the assets of the Corporation are insufficient to pay the holders of shares of the Series A Preferred Stock and the Parity Stock then outstanding the full amounts to which they shall be entitled, such assets shall be distributed to the holders of the Series A Preferred Stock and the Parity Stock pro rata in proportion to the amounts to which they shall be entitled.

          (c) Rights of Other Holders. In the event of any liquidation, after payment shall have been made to the holders of the Series A Preferred Stock and all Parity Stock of all preferential amounts to which they shall be entitled, the holders of shares of Junior Stock of the Corporation shall receive such amounts as to which they are entitled by the terms thereof.

          (d) Consolidation, Merger or Sale of Assets. Neither a consolidation or merger of the Corporation with or into any other Corporation, nor a sale or transfer of all or substantially all of the Corporation's assets for cash or securities nor a statutory share exchange in which stockholders of the Corporation may participate shall be considered a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause
(iii).

     (iv) Redemption. (a) Optional Redemption. The Series A Preferred Stock shall be subject to redemption, at the option of the Corporation, with the approval of the Board of Governors of the Federal Reserve System and the Central Bank of Ireland, each to the extent applicable, in whole or from time to time in part at any time on or after December 14, 1998 at a per share redemption price equal to the Liquidation Value plus accrued and unpaid dividends (whether or not declared) from the immediately preceding Dividend Payment Date to the redemption date (but without accumulation of any unpaid dividends for any prior Dividend Periods unless previously declared).

          (b) Partial Redemption. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors of the Corporation, and such shares shall be redeemed pro rata or by lot, in such manner as the Board of Directors may determine to be fair and appropriate under the circumstances. On and after the redemption date, all rights to dividends shall cease to accrue on the Series A Preferred Stock and the shares redeemed or to be redeemed shall be deemed to cease to be outstanding, provided that the redemption price, including any declared and unpaid dividends for the then-current Dividend Period to the redemption date (without accumulation of any unpaid dividends for any prior Dividend Periods unless previously declared) has been duly aid or provided for. If fewer than all the shares of Series A Preferred Stock represented by any certificate therefor are to be redeemed, the Corporation shall issue without charge to the holder thereof a new certificate representing the shares of Series A Preferred Stock not so redeemed.

          (c) Notice of Redemption. The Corporation shall give each holder of Series A Preferred Stock written notice of each redemption pursuant to clause (iv)(a) or (b) hereof not less than 30 days nor more than 60 days prior to any redemption date. Each notice of redemption shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of Series A Preferred Stock held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for the shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date. Notice of redemption having been given as aforesaid, the number of shares to be redeemed as specified in such notice shall be so redeemed on the redemption date specified.

          (d) Effect of Redemption. On or after the date established for redemption, all rights in respect of the shares of Series A Preferred Stock to be redeemed, except the right to receive the applicable redemption price, plus declared but unpaid dividends, if any, to the date of redemption, shall (unless default shall be made by the Corporation in the payment of the applicable redemption price, plus declared but unpaid dividends, if any, in which event such rights shall be exercisable until such default is cured) cease and terminate, and such share shall no longer be deemed to be outstanding, notwithstanding that any certificates representing such shares shall not have been surrendered to the Corporation. Any shares of Series A Preferred Stock which have been so redeemed shall have the status of authorized but unissued shares of Preferred Stock, without designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, until such shares are once more classified or reclassified by the Board of Directors.

     (v) Voting Rights. Excepting the rights specified below in this clause (v) or under applicable law, the holders of the Series A Preferred Stock shall not be entitled to any voting rights. For purposes of this clause (v) and in any case where the holders of the Series A Preferred Stock are entitled to vote upon any matter together with holders of Parity Stock or any other class of stock as a single class, holders of Series A Preferred Stock shall have one vote per share.

          (a) Voting Rights Related to Unpaid Dividends. (1) Whenever dividends on the shares of Series A Preferred Stock or any Parity Stock shall not have been paid in an aggregate account equal to or greater than six full quarterly dividends (whether or not such dividends related to consecutive Dividend Periods), then, and in any such event, the number of Director then constituting the entire Board of Directors of the Corporation shall automatically be increased by two Directors and the holders of a plurality of the voting power of the shares of Series A Preferred Stock and the Parity Stock upon which like voting rights have been conferred and are exercisable, taken together as a single class, shall be entitled at such meeting to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all quarterly dividends on the shares of Series A Preferred Stock and such Parity Stock as the case may be, shall have been paid in full for at least four consecutive quarterly Dividend Periods and, when so paid, such right to elect two Directors separately as a class shall cease, subject, always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults.

               (2) So long as any shares of Series A Preferred Stock are outstanding, the number of Directors of the Corporation shell at all times be such that the exercise, by the holders of shares of Series A Preferred Stock and the holders of shares of Parity Stock, of the right to elect Directors under the circumstances provided in paragraph (1) of this subclause (a) will not contravene any provisions of the Maryland General Corporation Law or the Charter of the Corporation.

               (3) Directors elected pursuant to paragraph (1) of this subclause (a) shall serve until the earlier of (A) the next annual meeting of the stockholders of the Corporation and the election (by the holders of shares of Series A Preferred Stock and Parity Stock) and qualification of their respective successors or (B) the date upon which full quarterly dividends on the shares of Series A Preferred Stock and such Parity Stock shall have been paid in full for at least four consecutive Dividend Periods. Directors elected pursuant to paragraph (1) of this subclause (a) may be removed by, and shall not be removed except by, the vote of the holders of shares representing a majority of the voting power of the Series A Preferred Stock and Parity Stock, voting together as a single class without regard to Series, at a meeting of the stockholders, or the holders of shares of Series A Preferred Stock and Parity Stock, called for that purpose. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of Series A Preferred Stock or such Parity Stock by reason other than removal, such vacancy may be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director or by vote of the holders of the Series A Preferred Stock and such Parity Stock.

     (b) Voting Rights in Other Circumstances. The Corporation shall not, (i) without the affirmative consent or approval of the holders of shares representing at least 66-2/3% of the voting power of the Series A Preferred Stock and other Parity Stock upon which like voting rights have been conferred and are exercisable then outstanding, voting as a single class (such consent or approval to be given by written consent in lieu of a meeting or by vote at a meeting), (A) classify or authorize the issuance of any new, or increase the authorized number of shares of any existing, class of capital stock of the Corporation which would be senior or superior as to dividends and upon liquidation to the

Series A Preferred Stock, or (B) take any action to cause any amendment, alteration or repeal of any of the provisions of the Charter of the Corporation that would materially adversely affect the rights of holders of Series A Preferred Stock, and (ii) without the affirmative consent or approval of the holders of shares representing at least a majority of the voting power of the Series A Preferred Stock and any other Parity Stock upon which like voting rights have been conferred and are exercisable then outstanding voting as a single class (such consent or approval to be given by written consent in lieu of a meeting or by vote at a meeting) increase the number of shares of Preferred stock authorized in the Charter or create any other class of stock (or any other Series of Preferred Stock) ranking on a parity with the Series A Preferred Stock, as to dividends and upon liquidation. Without prejudice to the generality of the foregoing, any amendment, alteration or repeal of any of the provisions of the Charter (including, for purposes hereof, these Articles Supplementary) that purports to (i) create or authorize any class of stock ranking prior to the Series A Preferred Stock in respect of dividends or distribution of assets on liquidation, or otherwise alter or abolish the liquidation preferences or any preferential rights attaching to the Series A Preferred Stock;
(ii) reduce the redemption price or otherwise alter or abolish any right with respect to redemption of the shares of Series A Preferred Stock provided for herein; (iii) alter or abolish any right such shares of Series A Preferred Stock may have to receive dividends when, as and if declared by the Board of Directors out of fundslegally available therefor; or (iv) exclude or limit any voting rights of such shares of Series A Preferred Stock provided for herein shall be deemed to be a material amendment, alteration or repeal requiring the consent of the holders of Series A Preferred Stock as more fully set forth in clause (ii)(B) of this paragraph (b).

     (c) Certain Procedural Matters. At any time when the power to elect directors vests in the holders of the Series A Preferred Stock and Parity Stock, an appropriate officer of the Corporation shall call a special meeting of the holders of Series A Preferred Stock and such Parity Stock for the purpose of electing directors. The meeting must be called and held at the earliest practicable date in the city in which the last preceding annual meeting of the stockholders of the Corporation was held (or, in the event such meeting was held outside the United States, in Baltimore, Maryland) within sixty days after the power to elect directors first vests in the holders of the Series A Preferred Stock and such Parity Stock. If an appropriate officer of the Corporation does not call the meeting within the required time, the holders of record of 10% of the number of shares of Series A Preferred Stock then outstanding may, by written notice to the Secretary of the Corporation at its principal office, designate any person to call such meeting, and the person so designated may call such meeting in the city above provided, on not fewer than 10 nor more than 20 days notice, and for that purpose shall have access to the stock books of the Corporation. At any meeting so called for the election of directors by the holders of the Series A Preferred Stock or at any annual meeting of stockholders at which the holders of Series A Preferred Stock have the right to elect directors, holders of one-third of the shares of Series A Preferred Stock then outstanding shall be sufficient to constitute a quorum for the purpose of electing directors at such meeting. If at any such meeting a quorum of the Series A Preferred Stock is not present, the election of directors shall not take place, and the meeting shall be adjourned from time to time for periods not exceeding 30 days until a quorum is obtained.

     (vi) Certain Measurements of Parity Stock Dividends. For purposes of determinations under clauses (ii)(b) and (v)(a), in the event there is outstanding any Parity Stock with a dividend period or dividend periods different from the Dividend Period for the Series A Preferred Stock, the rights of the Series A Preferred stock shall be measured by reference to the stated dividend rate for the Parity Stock pro rata to the applicable Dividend Period or Dividend Periods for the Series A Preferred Stock without including any accrued but unpaid (or declared and set aside for payout) cumulative dividends on any Parity stock having rights to cumulative dividends.

     IN WITNESS WHEREOF, First Maryland Bancorp has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Secretary on December 9, 1993.

WITNESS:                           FIRST MARYLAND BANCORP


/s/ GARY W. SUTTON                 By:  /s/ ROBERT W. SCHAEFER
__________________                 ___________________________

Gary W. Sutton                     Robert W. Schaefer
Secretary                          Executive Vice President
                                   and Chief Financial Officer

THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of FIRST MARYLAND BANCORP, who executed on behalf of the Corporation the Articles supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                   /s/ ROBERT W. SCHAEFER
                                   ______________________

                                   Robert W. Schaefer
                                   Executive Vice President
                                   and Chief Financial Officer



















                          FIRST MARYLAND BANCORP

                         ARTICLES OF INCORPORATION
   (Composite version representing original Articles of Incorporation, filed September 11, 1973, as amended through October 26, 1988)


     FIRST: THE UNDERSIGNED, James J. Winn, Jr., whose post office address is 2000 First Maryland Building, 25 South Charles Street, Baltimore, Maryland 21201, being at least twenty-one years of age, acting as incorporator, does hereby form a corporation under and by virtue of the General Laws of the State of Maryland. (9/11/73)

     SECOND: The name of the corporation (which is hereinafter called the "Corporation") is: (9/11/73)

                          FIRST MARYLAND BANCORP

     THIRD: The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

     (1) To acquire, own and hold stock and other securities of all types of banking institutions and associations organized under the laws of the United States of America, or any foreign government, or any state, territory, province or other political subdivision, and to do all things necessary and appropriate in connection with owning and holding such stock and securities. (9/11/73)

     (2) To engage in any one or more businesses or transactions or to acquire all or any portion of the securities of any entity engaged in any one or more businesses or transactions which the Board of Directors of the Corporation may from time to time authorize or approve, related to the business described elsewhere in this Article or to any other business at the time or theretofore engaged in by the Corporation. (9/11/73)

     (3) To create, purchase or otherwise acquire (in whole or in part), own, and in any manner sell, transfer or otherwise dispose of businesses, corporations, enterprises, and other entities, and to act as a parent Company or holding company in relation to such entities. (9/11/73)

     (4) To purchase, lease, hire or otherwise acquire, hold, own, construct, erect, improve, manage, operate and in any manner dispose of, and to aide and subscribe toward the acquisition, construction or improvement of, buildings, machinery, equipment and facilities, and any other property or appliances which may appertain to or be useful in the conduct of any of the businesses of the Corporation, its subsidiaries, affiliates or any other entity in which the Corporation may have an interest; and to contract for, for terms of years or otherwise, procure or make use of, personal services of officers, employees, agents or contractors, and of services of any firm, association or corporation. (9/11/73)

     (5) To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interests issued or created by, any corporation, joint stock company, syndicate, association, firm, trust, or person, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, or by any other entity, and to issue in exchange therefor or in payment thereof its own capital stock, bonds or other obligations or securities, or otherwise pay therefor in money or other property; to possess and exercise as owner thereof all the rights, powers and privileges of ownership including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof. (9/11/73)

     (6) To cause to be organized, under the laws of any state or other political entity, a corporation or corporations, for the purpose of accomplishing any or all of the objects and purposes of the Corporation and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or cause the same to be dissolved, wound up, liquidated, merged or consolidated. (9/11/73)

     (7) To carry out all or any part of the foregoing objects as principal, or otherwise, either alone or through or in conjunction with, as partner, joint venturer or otherwise, any person, firm, association, or corporation; and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the objects and purposes herein enumerated or incidental to the powers herein specified, or which at any time may appear conducive to or expedient for the accomplishment of any of such objects and purposes. (9/11/73)

     (8) To purchase or otherwise acquire, and to hold, sell or otherwise dispose of, and to retire and reissue, shares of its own stock of any class and any other securities issued by it in any manner now or hereafter authorized or permitted by law. (9/11/73)

     (9) To make contracts and guarantees, incur liabilities and borrow money; to sell, mortgage, lease, pledge, exchange, convey, transfer, and otherwise dispose of all or any part of the property and assets of the Corporation; and to issue bonds, notes and other obligations and secure the same by mortgage or deed of trust of all or any part of the property, franchises and income of the Corporation. (9/11/73)

     (10) To aid in any manner any person, firm, partnership, joint venture, trust, association, corporation or syndicate, of which the shares of stock, shares, bonds, debentures, notes, mortgages or receipts, warrants or other instruments evidencing rights or options to receive, purchase or subscribe for the same, or representing any other rights or interest therein, are held by or for the Corporation, or in the welfare of which the Corporation shall have any interest, direct or indirect; and to do any acts or things designed to protect, preserve, improve and enhance the value of any such property or interest, or any other property of the Corporation. (9/11/73)

     (11) To guarantee the payment of dividends or distributions upon any shares of stock, shares in or other securities of, or the performance of any contract by, any other person, firm, partnership, joint venture, trust, association, corporation or syndicate in which, or in the welfare of which, the Corporation has any interest, direct or indirect; and to endorse or otherwise guarantee the payment of the principal and interest, or either, or any bonds, debentures, notes or other evidences of indebtedness created or issued by any of the same. (9/11/73)

     (12) To carry out all or any part of the objects and purposes of the Corporation and to conduct its business in all or any of its branches, in any or all states, territories, districts and possessions of the United States of America and in foreign countries; and to maintain offices and agencies in any or all states, territories, districts and possessions of the United States of America and in foreign countries. (9/11/73)

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of the corporations under the General Laws of the State of Maryland. (9/11/73)

     FOURTH: The present post office address of the principal office of the Corporation in this State is First Maryland Building, 25 South Charles Street, Baltimore, Maryland 21201. (9/11/73) The name and post office address of the resident agent of the Corporation in this State are Gary W. Sutton, First Center Building, 110 S. Paca Street, Baltimore, Maryland 21201. Said resident agent is a citizen of the State of Maryland actually residing therein. (10/26/88)

     FIFTH: (a) The total number of shares of stock of all classes which the Corporation has authority to issue is 50,000,000 shares of capital stock, par value $5.00 per share, amounting in aggregate par value to $250,000,000. All such shares are initially classified as "Common Stock." The Board of Directors may reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock. (4/19/88)

     (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation.
(4/19/88)

     (1) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

     (2) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

     (3) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation.

     (c) Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of non-voting common stock, preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class by determining, fixing, or altering one or more of the following:
(4/19/88)

          (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this Section.

          (2) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non- participating.

          (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

          (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

          (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

          (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

          (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this Section, and, if so, the terms and conditions thereof.

          (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the charter of the Corporation.

     (d) For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank: (4/19/88)

          (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (3) junior to another class or series either as to dividend or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     SIXTH: The number of directors of the Corporation shall be three (3), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than three (3). (9/11/73)

     The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are as follows: J. Owen Cole, Robert W. Schaefer and T.
Courtenay J. Whedbee. (9/11/73)

     SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

     (1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Directors and without any action by the stockholders. (9/11/73)

     (2) No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding. (9/11/73)

     (3) The Board of Directors of the Corporation shall have power from time to time and in its sole discretion to determine in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them shall be open to the inspection of stockholders, except as otherwise provided by statue or by the By-Laws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors. (9/11/73)

     (4) Any director, individually, or any firm of which any director may be a member, or any corporation or association of which any director may be an officer or director or in which any director may be interested as the holder of any amount of its capital stock or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, and in the absence of fraud no contract or other transaction shall be thereby affected or invalidated; provided, that in case a director, or a firm of which a director is a member, is so interested, such fact shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of the Corporation who is also a director or officer of or interested in such other corporation or association, or who, or the firm of which he is a member, is so interested, may be counted in determining the existence of a quorum at the meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such a director or officer of such other corporation or association or not so interested or a member of a firm so interested. (9/11/73)

     (5) Any contract, transaction or act of the Corporation or of the Board of Directors which shall be ratified by a majority of a quorum of the stockholders having voting powers at any annual meeting, or at any special meeting called for such purpose, shall so far as permitted by law be as valid and as binding as though ratified by every stockholder of the Corporation. (9/11/73)

     (6) Unless the By-Laws otherwise provide, any officer or employee of the Corporation (other than a director) may be removed at any time with or without cause by the Board of Directors or by any committee or superior officer upon whom such power of removal may be conferred by the By-Laws or by authority of the Board of Directors. (9/11/73)

     (7) The Corporation shall indemnify its directors and officers to the full extent permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of related expenses, upon a determination by the Board of Directors or independent legal counsel (who may be regular counsel for the Corporation) made in accordance with applicable statutory standards; and upon authorization by the Board of Directors, the Corporation may indemnify other employees or agents to the same extent. (4/24/81)

     (8) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors or officers under this Section (8) with respect to any act or omission which occurred prior to such amendment or repeal. (4/19/88)

     (9) In all elections of directors of the Corporation, each holder of stock entitled to vote shall have the right to cumulative voting and, accordingly, shall be entitled to as many votes as shall equal the number of votes which he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as he may see fit. (12/22/83)

     (10) The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise; but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting. (9/11/73)

     The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force. (9/11/73)

     EIGHTH:  The duration of the corporation shall be perpetual.
(9/11/73)

     IN WITNESS WHEREOF, I have signed these Articles of
Incorporation, acknowledging the same to be my act, on September
11, 1973.

WITNESS:


____________________          /s/ JAMES J. WINN, JR.
                              ______________________

                              James J. Winn, Jr.